Exhibit (99)A

Redemption Terms for Certain Redeemable Debt Securities

General

Target Corporation (the “Company”) may from time to time issue one or more series of debt securities pursuant to the Indenture dated as of August 4, 2000 (the “Indenture”) between the Company and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, N.A. (the “Trustee”).

The terms of a particular series of debt securities may provide that such debt securities are redeemable at the option of the Company. The following redemption terms will apply to a series of debt securities issued pursuant to the Indenture that are redeemable at the option of the Company unless the applicable offering documents, such as a free writing prospectus or preliminary or final prospectus supplement (the “Offering Documents”), for such series of debt securities provide otherwise.

Redemption Price

If the Company elects to redeem a series of debt securities, the Company will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the redemption date:

•                                          100% of the principal amount of the debt securities to be redeemed, and

•                                          the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus the spread specified in the applicable Offering Documents.

Certain Defined Terms

The following terms are relevant to the determination of the redemption price for a series of debt securities issued pursuant to the Indenture that are redeemable at the option of the Company.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Independent Investment Banker” means each of the managing underwriters for the offering of the debt securities to be redeemed or their respective successors as may be appointed from time to time by the Trustee after consultation with the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer by 3:30 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of the managing underwriters for the offering of the debt securities to be redeemed or their respective successors and any other primary treasury dealer selected by the Trustee after consultation with the Company.

“Remaining Scheduled Payments” means, with respect to any debt security to be redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.